SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 6, 2010

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission by New York Mortgage Trust, Inc. (the “Company”) on December 23, 2009, Steven M. Abreu, an independent director and a member of the Company’s Audit Committee, resigned from the Board of Directors (the “Board”) of the Company effective as of the close of business on December 21, 2009 due to the demands and requirements of a new position that he recently accepted.  As a result, from the effective time of Mr. Abreu’s resignation through January 11, 2010, the Company did not comply with the Nasdaq Stock Market’s (“Nasdaq”) independent director and audit committee requirements.  Under Nasdaq Listing Rule 5605 the board of directors must be comprised of a majority of independent directors and the audit committee must be comprised of at least three independent directors.

On January 6, 2010, the Company received a letter from Nasdaq indicating that the Company no longer complied with Nasdaq’s independent director and audit committee requirements as set forth in Nasdaq Listing Rule 5605. Consistent with Listing Rules 5605(b)(1) and 5605(c)(4)(A), Nasdaq provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or December 21, 2010. If the Company’s next annual shareholders’ meeting was held before June 21, 2010, then the Company was required to evidence compliance by June 21, 2010.

On January 12, 2010, the Company notified Nasdaq that Daniel Osborne had been appointed to the Board and to each of the Audit, Compensation and Nominating and Corporate Governance Committees. The Company has determined that Mr. Osborne qualifies as independent in accordance with the listing requirements of Nasdaq.  As a result of Mr. Osborne’s appointment to the Board and the Audit Committee, the Company believes that it has regained compliance with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

A copy of the press release reporting the notification received from Nasdaq and the appointment of Mr. Osborne to the Company’s Board and Audit Committee is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2010, the Company’s Board, on the recommendation of the Nominating and Corporate Governance Committee of the Board, unanimously approved the appointment of Daniel Osborne as a director of the Company and as a member of each of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board, effective immediately, to serve until the 2010 annual meeting of stockholders and until his successor is duly elected and qualified. Mr. Osborne will serve as the Chairman of the Audit Committee.  With Mr. Osborne’s appointment, the Board concluded a six-month search by the Company for a director to serve as Chairman of the Audit Committee and as “audit committee financial expert.”  Steven M. Norcutt and Alan L. Hainey will continue to serve as members of the Audit Committee.

The Company has determined that Mr. Osborne qualifies as independent in accordance with Nasdaq’s listing requirements and the Company’s Corporate Governance Guidelines.  There were no arrangements or understandings pursuant to which Mr. Osborne was elected as a director, and there are no related party transactions between the Company and Mr. Osborne reportable under Item 404(a) of Regulation S-K.

For his service as a non-executive director of the Board and his service as Chairman of the Audit Committee, Mr. Osborne will receive the same fees and compensation as other non-executive directors for similar services. A description of the fees and compensation paid to non-executive directors for their service on the Board and as chairman of committees of the Board is set forth in the section entitled “Director Compensation” in the Company’s definitive proxy statement filed on April 28, 2009, which section is incorporated herein by reference.

Mr. Osborne, 45, is the Managing Member of Vantage Pointe Capital, LLC, an investment advisory firm that serves as the general partner of Vantage Pointe Capital Partners LP, and provides research and other services to various private investment funds. Prior to founding Vantage Pointe Capital, LLC in 2003, Mr. Osborne was a co-founder of Apex Mortgage Capital, Inc. He was Apex Mortgage Capital’s Chief Operating Officer and Chief Financial Officer from September 1997 to September 2001. In addition, from July 1994 to December 2001, Mr. Osborne was a Managing Director of Trust Company of The West. Mr. Osborne is currently a director of Dynex Capital, Inc., where he serves as chairman of its audit committee.  Mr. Osborne began his career with Deloitte & Touche, LLP and holds a B.S. degree in accounting from Arizona State University.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is being filed herewith this Current Report on Form 8-K.

99.1	Press Release dated January 12, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC.
(Registrant)

Date: January 12, 2010	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer, President and Chief Financial Officer

EXHIBIT INDEX

Exhibit                                Description

99.1           Press Release dated January 12, 2010.

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